Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Announces Three-Year Outlook and Detailed 2018 Guidance; Reports Fourth Quarter Earnings Results

OKLAHOMA CITY – Feb. 20, 2018 – Devon Energy Corp. (NYSE: DVN) today announced a three-year business outlook through the year 2020 and its detailed capital and production outlook for 2018. Additionally, the company reported operational and financial results for the fourth quarter and full-year 2017.

Three-Year Outlook Highlights

More detailed commentary regarding Devon’s three-year business outlook is available within its fourth-quarter 2017 operations report at www.devonenergy.com. Outlook highlights from the report include:

•	Greater than 15 percent corporate-level rates of return

•	$2.5 billion of cumulative free cash flow through 2020

•	Delaware and STACK oil production CAGR of greater than 25 percent

•	Per-unit cash cost savings of approximately 15 percent by 2020

•	Potential to monetize more than $5 billion of non-core assets

•	Positioned for sustainable increase of cash to shareholders

“Devon has reached an inflection point by building operating momentum across its U.S. resource plays and has successfully transitioned these world-class assets into full-field development,” said Dave Hager, president and CEO. “In 2018 and beyond, with our low-risk development programs focused in the economic core of the Delaware Basin and STACK plays, we expect to deliver a dramatic step change in capital efficiency, achieve attractive corporate-level returns and generate substantial amounts of free cash flow at prices above our base planning scenario of $50 WTI pricing.”

“With our disciplined multi-year plan, Devon will accelerate value creation through the pursuit of capital-efficient cash-flow growth and portfolio simplification, not top-line production growth,” said Hager. “Looking beyond our initial priority of reducing up to $1.5 billion of debt from our upstream business, we plan to return excess cash flow from operations or divestitures to shareholders through both opportunistic share buybacks and dividend growth.”

February 2018 Production Update: Delaware and STACK Volume Growth Accelerates

In early 2018, production growth has accelerated in the company’s Delaware Basin and STACK assets, with current daily rates from these assets approximating 195,000 oil-equivalent barrels (Boe) per day. The combined daily production rates from these two franchise growth assets represent greater than a 10 percent increase compared to the fourth quarter of 2017 and nearly a 20 percent increase compared to the full-year 2017 average.

The substantial increase in daily production is driven by higher operated completion activity in the Delaware Basin and tie-in of more than 50 non-operated wells in the STACK around year end. In aggregate, these two high-growth assets remain on plan to increase oil production by greater than 35 percent in 2018 compared to 2017.

Timing of Non-Operated Activity Limits Fourth Quarter Production

Devon’s net production averaged 548,000 Boe per day in the fourth quarter of 2017. Of this total, oil production in the quarter totaled 246,000 barrels per day, which was 14,000 barrels per day below the company’s midpoint guidance.

In the fourth quarter, net production in the U.S. was limited by approximately 9,000 barrels per day primarily due to the timing of well tie-ins associated with non-operated activity in the STACK. This timing issue has been resolved with the tie-in of more than 50 non-operated wells around year end in the STACK (see “February 2018 Production Update” section for more details.)

In Canada, net production averaged 134,000 Boe per day in the fourth quarter, an 8 percent increase from the prior quarter. Facility modifications and temporary steam constraints at the company’s Jackfish complex curtailed production by approximately 5,000 barrels per day in the fourth quarter.

Delivering Top-Tier Operated Well Productivity

Importantly, Devon’s operated well activity in the fourth quarter across its U.S. resource plays was delivered on plan with outstanding well productivity results. Led by the Delaware Basin and STACK, the company’s top 30 operated wells during the fourth quarter averaged initial 30-day production rates of greater than 2,500 Boe per day (60 percent oil). These high-rate wells showcase Devon’s asset quality and technical excellence that has consistently generated top-tier well productivity in North America.

For additional details on well results and other information about Devon’s E&P operations, please refer to the company’s fourth-quarter 2017 operations report at www.devonenergy.com.

Drilling Success Drives U.S. Oil Reserves 32 Percent Higher

Devon’s estimated proved reserves were 2.2 billion Boe on Dec. 31, 2017, a 5 percent increase compared to 2016. Proved developed reserves accounted for 81 percent of the total. At year-end, liquids reserves advanced to 1.2 billion Boe, driven by a 32 percent increase in U.S. oil reserves during 2017.

The company’s reserve growth in 2017 came entirely from its U.S. resource plays, where proved reserves increased 11 percent to 1.7 billion Boe. Led by Devon’s capital programs in the Delaware Basin and STACK, the company’s U.S. resource plays exhibited strong growth by adding 327 million Boe of reserves in 2017. This result represents a replacement rate of approximately 215 percent. The capital costs incurred to contribute to these reserve additions were $1.7 billion, equating to a finding and development cost in the U.S. of only $5 per Boe.

Devon Converts to Successful-Efforts Accounting Method

As previously announced, in the fourth quarter Devon changed its method of accounting for oil and gas exploration and development activities from the full-cost method to successful efforts. All reported financial results contained within this release reflect this change in accounting policy. The company has provided a supplemental information packet related to its conversion to successful efforts on its website at www.devonenergy.com, which includes a reconciliation of financial results from full cost to successful efforts for prior financial reporting periods.

Upstream Revenue Advances and EnLink Profitability Expands

The company’s upstream revenue totaled $1.3 billion in the fourth quarter, a 35 percent improvement compared to the fourth quarter of 2016. The strong year-over-year revenue growth was driven by higher commodity price realizations and an increase in higher-margin liquids production.

Devon’s midstream business generated operating profits of $272 million in the fourth quarter, increasing 35 percent year over year. This growth was driven entirely by Devon’s strategic investment in EnLink Midstream. Overall, for 2017, Devon’s midstream profits reached $912 million, the highest in company history.

Devon has a 64 percent ownership interest in EnLink’s general partner (NYSE: ENLC) and a 23 percent interest in the limited partner (NYSE: ENLK). In aggregate, the company’s ownership in EnLink has a market value of approximately $3.5 billion and generated cash distributions of nearly $270 million in 2017.

Per-Unit Cost Structure Continues to Improve

Devon’s production expense, which represents field-level operating costs, totaled $463 million in the fourth quarter. This result is a 1 percent improvement on a per-unit basis compared to the third quarter of 2017. The largest components of production expense are lease operating expense and transportation, which totaled $399 million or $7.90 per Boe in the quarter. Production and property taxes also contributed $64 million to production expense during the fourth quarter.

The company’s general and administrative expenses (G&A) totaled $222 million in the fourth quarter, a 1 percent improvement compared to the year-ago quarter. Excluding costs associated with EnLink, Devon’s G&A expense for the quarter was $192 million. Of this total upstream overhead, $48 million would have previously been categorized as capitalized G&A under the company’s prior full-cost accounting methodology.

Depreciation, depletion and amortization expense (DD&A) amounted to $528 million or $10.47 per Boe in the fourth quarter of 2017. Compared to the third quarter of 2017, the company’s per-unit DD&A declined by 1 percent. Exploration expense in the fourth quarter totaled $171 million, with the majority of the expense related to non-cash impairments of unproved properties in the U.S.

Tax Reform to Provide Lower Tax Rates in 2018

In late 2017, significant changes to the U.S. federal income tax code were signed into law with legislation commonly referred to as the “Tax Cuts and Jobs Act.” This tax legislation did not have a material impact to Devon’s fourth-quarter 2017 results. In 2018 and beyond, Devon expects the tax reform to have an overall positive impact on its business. This benefit is primarily due to the U.S. corporate tax rate being lowered from 35 percent to 21 percent along with the repeal of alternative minimum tax provisions. The company will also benefit from legislation allowing the tax-efficient repatriation of future Canadian earnings to the U.S.

Higher-Margin Production Expands Cash Flow 94 Percent in 2017

In the fourth quarter of 2017, Devon’s operating cash flow totaled $725 million. For the full-year 2017, operating cash flow reached $2.9 billion, a 94 percent increase compared to 2016. The increase is primarily attributable to improvements in commodity prices, a shift to higher-margin production and a lower cost structure.

For the fourth quarter, Devon’s reported net earnings totaled $183 million or $0.35 per diluted share. Adjusting for items securities analysts typically exclude from their published estimates, the company’s core earnings were $199 million or $0.38 per diluted share in the quarter.

Financial Position Remains Strong

The company exited the fourth quarter with $2.7 billion of cash on hand. Overall, Devon’s financial position remains exceptionally strong, with investment-grade credit ratings and no significant debt maturities until mid-2021.

Canadian Oil Swaps Protecting Cash Flow in 2018

Further bolstering the company’s financial strength is its hedge position in 2018. The company currently has around half of its expected oil and gas production protected in 2018. These contracts consist of collars and swaps based off the West Texas Intermediate (WTI) oil benchmark and the Henry Hub natural gas index. The volume and pricing details associated with the company’s hedges are provided in the tables within this release.

Also of note, the company has secured Western Canadian Select (WCS) basis swaps on approximately 50 percent of its estimated Canadian oil production in 2018. These attractive WCS basis swaps are locked-in at $15 off the WTI benchmark price and are currently valued at approximately $300 million.

2018 Capital and Production Outlook

Detailed forward-looking guidance for the first quarter and full-year 2018 is provided later in the release. A notable component of this outlook is Devon’s upstream capital budget of $2.2 billion to $2.4 billion. This disciplined capital program is expected to be self-funded at a $50 WTI price deck.

On a retained asset basis, Devon’s upstream capital plans are expected to drive U.S. oil production growth of approximately 14 percent compared to 2017. The trajectory of Devon’s U.S. oil production profile is expected to steadily advance throughout the year and exit 2018 at rates more than 25 percent higher than the 2017 average.

Also of note, reflected in Devon’s forward-looking revenue and cost guidance are new revenue recognition accounting rules that will change the way certain processing fees are presented for natural gas and natural gas liquids. Historically, these fees have been recorded as a reduction to revenue. Now, these fees will be recorded directly to production expense beginning in the first quarter of 2018. This accounting change will have no impact to per-unit cash margin or net earnings but will result in higher price realizations, increased revenues and increased production expenses.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP (generally accepted accounting principles) financial measures to the related GAAP information. Core earnings and core earnings per share and other items referenced within the commentary of this release are non-GAAP financial measures. Reconciliations of these and other non-GAAP measures are provided within the tables of this release.

Conference Call Webcast and Supplemental Earnings Materials

Also included with today’s release is the company’s detailed operations report that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Feb. 21, 2018, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding our business and operations are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in oil and gas operations; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for leases, materials, people and capital; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this release are made as of the date of this release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential, potential locations, risked and unrisked locations, estimated ultimate recovery (or EUR), exploration target size and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on achieving strong returns and capital-efficient cash flow growth. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact

Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION NET OF ROYALTIES

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Oil and bitumen (MBbls/d)
U. S.	114	104	114	117
Heavy Oil	132	138	128	131

Retained assets	246	242	242	248
Divested assets	—	2	2	12

Total	246	244	244	260

Natural gas liquids (MBbls/d)
U. S.	106	89	99	102
Divested assets	—	1	—	14

Total	106	90	99	116

Gas (MMcf/d)
U. S.	1,160	1,198	1,182	1,263
Heavy Oil	15	18	17	20

Retained assets	1,175	1,216	1,199	1,283
Divested assets	—	5	4	130

Total	1,175	1,221	1,203	1,413

Oil equivalent (MBoe/d)
U. S.	414	392	410	429
Heavy Oil	134	141	131	134

Retained assets	548	533	541	563
Divested assets	—	4	2	48

Total	548	537	543	611

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND

	2016	2017
	Quarter 4	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Oil and bitumen (MBbls/d)
STACK	19	21	25	27	30
Delaware Basin	29	30	30	31	32
Rockies Oil	11	13	13	12	15
Heavy Oil	138	137	122	121	132
Eagle Ford	32	46	34	28	27
Barnett Shale	1	1	1	1	1
Other	12	11	10	11	9

Retained assets	242	259	235	231	246
Divested assets	2	2	3	2	—

Total	244	261	238	233	246

Natural gas liquids (MBbls/d)
STACK	21	26	31	32	34
Delaware Basin	10	10	10	11	13
Rockies Oil	1	1	1	1	1
Eagle Ford	11	15	10	12	13
Barnett Shale	43	43	42	36	42
Other	3	2	2	2	3

Retained assets	89	97	96	94	106
Divested assets	1	1	1	—	—

Total	90	98	97	94	106

Gas (MMcf/d)
STACK	284	287	298	313	316
Delaware Basin	88	87	94	90	89
Rockies Oil	17	15	17	11	17
Heavy Oil	18	23	14	16	15
Eagle Ford	86	115	92	86	87
Barnett Shale	710	683	675	672	638
Other	13	13	12	10	13

Retained assets	1,216	1,223	1,202	1,198	1,175
Divested assets	5	5	6	3	—

Total	1,221	1,228	1,208	1,201	1,175

Oil equivalent (MBoe/d)
STACK	88	95	105	111	117
Delaware Basin	53	54	55	57	60
Rockies Oil	15	17	18	15	19
Heavy Oil	141	141	124	124	134
Eagle Ford	57	80	60	54	55
Barnett Shale	163	158	155	148	149
Other	16	15	15	15	14

Retained assets	533	560	532	524	548
Divested assets	4	3	4	3	—

Total	537	563	536	527	548

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter 4		December YTD
	2017	2016	2017	2016
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$55.49	$49.21	$50.99	$43.36
Natural Gas ($/Mcf) - Henry Hub	$2.93	$2.98	$3.11	$2.46

REALIZED PRICES

	Quarter Ended December 31, 2017
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$54.18	$18.46	$2.29	$26.18
Canada	$32.54	N/M	N/M	$31.95

Realized price without hedges	$42.59	$18.46	$2.29	$27.59
Cash settlements	$(0.38)	$(0.30)	$0.19	$0.19

Realized price, including cash settlements	$42.21	$18.16	$2.48	$27.78

	Quarter Ended December 31, 2016
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$46.74	$13.81	$2.34	$22.78
Canada	$25.90	N/M	N/M	$25.39

Realized price without hedges	$34.90	$13.81	$2.34	$23.47
Cash settlements	$—	$(0.31)	$(0.11)	$(0.30)

Realized price, including cash settlements	$34.90	$13.50	$2.23	$23.17

	Year Ended December 31, 2017
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$49.41	$15.66	$2.48	$24.88
Canada	$29.99	N/M	N/M	$29.39

Realized price without hedges	$39.23	$15.66	$2.48	$25.96
Cash settlements	$0.23	$(0.10)	$0.08	$0.27

Realized price, including cash settlements	$39.46	$15.56	$2.56	$26.23

	Year Ended December 31, 2016
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$38.92	$9.81	$1.84	$18.34
Canada	$20.53	N/M	N/M	$20.07

Realized price without hedges	$29.65	$9.81	$1.84	$18.72
Cash settlements	$(0.43)	$(0.11)	$0.07	$(0.05)

Realized price, including cash settlements	$29.22	$9.70	$1.91	$18.67

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016*	2017	2016*
Upstream revenues	$1,333	$988	$5,307	$3,981
Marketing and midstream revenues	2,650	1,820	8,642	6,323

Total revenues	3,983	2,808	13,949	10,304

Production expenses(1)	463	409	1,823	1,803
Exploration expenses	171	37	380	215
Marketing and midstream expenses	2,378	1,617	7,730	5,533
Depreciation, depletion and amortization	528	469	2,074	2,096
Asset impairments	8	80	17	1,310
Asset dispositions	(18)	(575)	(217)	(1,483)
General and administrative expenses	222	218	872	865
Financing costs, net	126	335	498	907
Other expenses	5	(53)	(124)	375

Total expenses	3,883	2,537	13,053	11,621

Earnings (loss) before income taxes	100	271	896	(1,317)
Income tax expense (benefit)	(204)	75	(182)	141

Net earnings (loss)	304	196	1,078	(1,458)
Net earnings (loss) attributable to noncontrolling interests	121	(11)	180	(402)

Net earnings (loss) attributable to Devon	$183	$207	$898	$(1,056)

Net earnings (loss) per share attributable to Devon:
Basic	$0.35	$0.41	$1.71	$(2.09)
Diluted	$0.35	$0.41	$1.70	$(2.09)

Weighted average common shares outstanding:
Basic	525	524	525	513
Diluted	528	526	528	513

*	Prior year amounts have been recast due to change in accounting principle.

(1) PRODUCTION EXPENSES

(in millions)

	Quarter Ended December 31,		Year Ended December 31, 2017
	2017	2016	2017	2016
Lease operating expense	$236	$209	$927	$1,027
Gathering & transportation	163	158	647	555
Production taxes	51	32	194	147
Property taxes	13	10	55	74

Production expenses	$463	$409	$1,823	$1,803

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016*	2017	2016*
Cash flows from operating activities:
Net earnings (loss)	$304	$196	$1,078	$(1,458)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	528	469	2,074	2,096
Exploratory dry hole expense and unproved leasehold impairments	139	5	219	113
Asset impairments	8	80	17	1,310
Gains and losses on asset sales	(18)	(575)	(217)	(1,483)
Deferred income tax expense (benefit)	(245)	47	(294)	41
Commodity derivatives	57	171	(157)	201
Cash settlements on commodity derivatives	10	(14)	53	1
Other derivatives and financial instruments	7	(144)	23	185
Cash settlements on other derivatives and financial instruments	(6)	5	(6)	(143)
Asset retirement obligation accretion	15	17	62	75
Share-based compensation	47	40	198	233
Other	16	337	(122)	270
Net change in working capital	(73)	(184)	21	24
Change in long-term other assets	(58)	26	(46)	36
Change in long-term other liabilities	(6)	(8)	6	(1)

Net cash from operating activities	725	468	2,909	1,500

Cash flows from investing activities:
Capital expenditures	(799)	(593)	(2,759)	(2,047)
Acquisitions of property, equipment and businesses	(7)	—	(46)	(1,641)
Divestitures of property and equipment	101	1,224	417	3,113
Proceeds from sale of investment	—	—	190	—
Other	(7)	(26)	(12)	(19)

Net cash from investing activities	(712)	605	(2,210)	(594)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	168	483	2,376	2,145
Repayments of long-term debt	(168)	(1,687)	(2,118)	(4,409)
Payment of installment payable	—	—	(250)	—
Net short-term debt repayments	—	—	—	(626)
Early retirement of debt	—	(183)	(6)	(265)
Issuance of common stock	—	—	—	1,469
Issuance of subsidiary units	15	57	501	892
Dividends paid on common stock	(32)	(31)	(127)	(221)
Contributions from noncontrolling interests	10	17	57	168
Distributions to noncontrolling interests	(107)	(80)	(354)	(304)
Shares exchanged for tax withholdings	(1)	(5)	(68)	(35)
Other	—	(4)	(2)	(10)

Net cash from financing activities	(115)	(1,433)	9	(1,196)

Effect of exchange rate changes on cash	(6)	(66)	6	(61)

Net change in cash and cash equivalents	(108)	(426)	714	(351)
Cash and cash equivalents at beginning of period	2,781	2,385	1,959	2,310

Cash and cash equivalents at end of period	$2,673	$1,959	$2,673	$1,959

*	Prior year amounts have been recast due to change in accounting principle.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2017	2016*
Current assets:
Cash and cash equivalents	$2,673	$1,959
Accounts receivable	1,670	1,356
Assets held for sale	—	193
Other current assets	448	264

Total current assets	4,791	3,772

Oil and gas property and equipment, based on successful efforts accounting, net	13,318	12,998
Midstream and other property and equipment, net	7,853	7,535

Total property and equipment, net	21,171	20,533
Goodwill	2,383	2,383
Other long-term assets	1,896	1,987

Total assets	$30,241	$28,675

Current liabilities:
Accounts payable	$819	$642
Revenues and royalties payable	1,180	908
Short-term debt	115	—
Other current liabilities	1,201	1,066

Total current liabilities	3,315	2,616

Long-term debt	10,291	10,154
Asset retirement obligations	1,113	1,226
Other long-term liabilities	583	894
Deferred income taxes	835	1,063
Equity:
Common stock	53	52
Additional paid-in capital	7,333	7,237
Retained earnings (accumulated deficit)	702	(69)
Accumulated other comprehensive earnings	1,166	1,054

Total stockholders’ equity attributable to Devon	9,254	8,274
Noncontrolling interests	4,850	4,448

Total equity	14,104	12,722

Total liabilities and equity	$30,241	$28,675

Common shares outstanding	525	523

*	Prior year amounts have been recast due to change in accounting principle.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS

(in millions)

	Quarter Ended December 31, 2017
	Devon U.S. & Canada	EnLink	Eliminations	Total
Upstream revenues	$1,333	$—	$—	$1,333
Marketing and midstream revenues	1,048	1,756	(154)	2,650

Total revenues	2,381	1,756	(154)	3,983

Production expenses	463	—	—	463
Exploration expenses	171	—	—	171
Marketing and midstream expenses	1,048	1,484	(154)	2,378
Depreciation, depletion and amortization	389	139	—	528
Asset impairments	—	8	—	8
Asset dispositions	(17)	(1)	—	(18)
General and administrative expenses	192	30	—	222
Financing costs, net	78	48	—	126
Other expenses	10	(5)	—	5

Total expenses	2,334	1,703	(154)	3,883

Earnings before income taxes	47	53	—	100
Income tax expense (benefit)	3	(207)	—	(204)

Net earnings	44	260	—	304
Net earnings attributable to noncontrolling interests	—	121	—	121

Net earnings attributable to Devon	$44	$139	$—	$183

OTHER KEY STATISTICS

(in millions)

	Quarter Ended December 31, 2017
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement related items:
Operating cash flow	$553	$172	$—	$725
Divestitures of property and equipment	$101	$—	$—	$101
Capital expenditures	$(670)	$(129)	$—	$(799)
EnLink distributions received (paid)	$66	$(173)	$—	$(107)

Balance sheet statement items:
Net debt (1)	$4,222	$3,511	$—	$7,733

(1)	Net debt is a non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended	Year Ended
	December 31, 2017	December 31, 2017
Exploration and development capital	$648	$1,947
Land and other acquisitions	9	56

Exploration and production (E&P) capital	657	2,003
Capitalized interest	18	69
Other	33	97

Devon capital expenditures (1)	$708	$2,169

(1)	Excludes $132 million and $768 million attributable to EnLink for the fourth quarter and year end of 2017, respectively.

COSTS INCURRED

(in millions)

	Total
	Year Ended December 31,
	2017	2016*
Property acquisition costs:
Proved properties	$2	$237
Unproved properties	54	1,358
Exploration costs	677	360
Development costs	1,261	929

Costs incurred	$1,994	$2,884

	United States
	Year Ended December 31,
	2017	2016*
Property acquisition costs:
Proved properties	$2	$237
Unproved properties	50	1,356
Exploration costs	590	282
Development costs	1,036	875

Costs incurred	$1,678	$2,750

	Canada
	Year Ended December 31,
	2017	2016*
Property acquisition costs:
Proved properties	$—	$—
Unproved properties	4	2
Exploration costs	87	78
Development costs	225	54

Costs incurred	$316	$134

*	Prior year amounts have been recast due to change in accounting principle.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

RESERVES RECONCILIATION

	Total
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBoe)
As of December 31, 2016:
Proved developed	367	5,377	387	1,649
Proved undeveloped	328	254	38	409

Total Proved	695	5,631	425	2,058

Revisions due to prices	(26)	399	32	73
Revisions other than price	(2)	2	(10)	(12)
Extensions and discoveries	106	403	63	237
Production	(89)	(439)	(36)	(198)
Sale of reserves	(3)	(9)	(1)	(6)

As of December 31, 2017:
Proved developed	393	5,632	410	1,742
Proved undeveloped	288	355	63	410

Total Proved	681	5,987	473	2,152

	United States
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBoe)
As of December 31, 2016:
Proved developed	160	5,361	387	1,439
Proved undeveloped	34	254	38	115

Total Proved	194	5,615	425	1,554

Revisions due to prices	12	398	32	111
Revisions other than price	6	—	(10)	(5)
Extensions and discoveries	90	403	63	221
Production	(42)	(433)	(36)	(150)
Sale of reserves	(3)	(9)	(1)	(6)

As of December 31, 2017:
Proved developed	178	5,619	410	1,524
Proved undeveloped	79	355	63	201

Total Proved	257	5,974	473	1,725

	Canada
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBoe)
As of December 31, 2016:
Proved developed	207	16	—	210
Proved undeveloped	294	—	—	294

Total Proved	501	16	—	504

Revisions due to prices	(38)	1	—	(38)
Revisions other than price	(8)	2	—	(7)
Extensions and discoveries	16	—	—	16
Production	(47)	(6)	—	(48)

As of December 31, 2017:
Proved developed	215	13	—	218
Proved undeveloped	209	—	—	209

Total Proved	424	13	—	427

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

This release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this release, including reconciliations to their most directly comparable GAAP measure.

CORE EARNINGS

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. Accordingly, the company also uses the measures of core earnings and core earnings per share attributable to Devon. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on fourth-quarter 2017 earnings.

(in millions, except per share amounts)	Quarter Ended December 31, 2017
	Before-tax	After-tax	After Noncontrolling Interests	Per Diluted Share
Earnings attributable to Devon (GAAP)	$100	$304	$183	$0.35
Adjustments:
Asset and exploration impairments	146	94	91	0.18
Fair value changes in financial instruments and foreign currency	74	30	31	0.06
Asset dispositions	(18)	(11)	(11)	(0.02)
Legal entity restructuring	—	(86)	(86)	(0.16)
Deferred tax asset valuation allowance	—	103	103	0.18
U.S. tax reform	—	(211)	(112)	(0.21)

Core earnings attributable to Devon (Non-GAAP)	$302	$223	$199	$0.38

NET DEBT

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Devon believes that netting these sources of cash against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

(in millions)	December 31, 2017
	Devon U.S. & Canada	EnLink	Devon Consolidated
Total debt (GAAP)	$6,864	$3,542	$10,406
Less cash and cash equivalents	(2,642)	(31)	(2,673)

Net debt (Non-GAAP)	$4,222	$3,511	$7,733

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE

	Quarter 1		Full Year
	Low	High	Low	High
Oil and bitumen (MBbls/d)
U.S.	117	122	128	133
Heavy Oil	125	130	125	130

Total	242	252	253	263

Natural gas liquids (MBbls/d)	98	103	105	110
Gas (MMcf/d)
U.S.	1,125	1,175	1,150	1,200
Heavy Oil	14	16	14	16

Total	1,139	1,191	1,164	1,216

Oil equivalent (MBoe/d)
U.S.	403	421	425	443
Heavy Oil	127	133	127	133

Total	530	554	552	576

PRICE REALIZATIONS GUIDANCE

	Quarter 1		Full Year
	Low	High	Low	High
Oil and bitumen - % of WTI
U.S.	95%	100%	95%	100%
Canada	25%	35%	25%	50%
NGL - realized price(1)	$22	$27	$20	$25
Natural gas - % of Henry Hub(1)	75%	85%	75%	85%

OTHER GUIDANCE ITEMS

	Quarter 1		Full Year
($ millions, except %)	Low	High	Low	High
Marketing & midstream operating profit	$260	$280	$1,050	$1,150
Production expenses(1)(2)	$500	$550	$2,100	$2,200
Exploration expenses	$25	$35	$90	$100
Depreciation, depletion and amortization	$530	$580	$2,300	$2,400
General & administrative expenses	$210	$230	$800	$850
Financing costs, net	$115	$125	$465	$515
Other expenses	$15	$20	$60	$80
Current income tax rate	0%	5%	0%	5%
Deferred income tax rate	20%	25%	20%	25%

Total income tax rate	20%	30%	20%	30%

Net earnings attributable to noncontrolling interests	$30	$50	$150	$200

CAPITAL EXPENDITURES GUIDANCE

	Quarter 1		Full Year
(in millions)	Low	High	Low	High
Exploration and production	$550	$650	$2,200	$2,400
Capitalized interest	15	20	60	90
Other	20	30	75	125

Devon capital expenditures (3)	$585	$700	$2,335	$2,615

(1)	In 2018, Devon adopted new accounting regulations that will change the way certain processing fees are presented for natural gas and natural gas liquids. Historically, these fees have been recorded as a reduction to revenue. Now, these fees will be recorded directly to production expense beginning in the first quarter of 2018 and prior periods will be recast for consistent presentation. This accounting change will have no impact to per-unit cash margin or net earnings but will result in higher price realizations, increased revenues and increased production expenses.
(2)	Production expense includes LOE, transportation, gathering and production and property taxes.
(3)	Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

Oil Commodity Hedges

	Price Swaps		Price Collars
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)	Volume (Bbls/d)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
Q1-Q4 2018	49,625	$52.13	51,860	$46.06	$56.06
Q1-Q4 2019	7,307	$52.22	6,559	$45.82	$55.82

Oil Basis Swaps

Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q1-Q4 2018	Midland Sweet	23,000	$(1.02)
Q1-Q4 2018	Argus LLS	12,000	$3.95
Q1-Q4 2018	Western Canadian Select	75,490	$(14.84)
Q1-Q4 2019	Midland Sweet	27,000	$(0.47)

Natural Gas Commodity Hedges

	Price Swaps		Price Collars
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)	Volume (MMBtu/d)	Weighted Average Floor Price ($/MMBtu)	Weighted Average Ceiling Price ($/MMBtu)
Q1-Q4 2018	371,956	$3.06	197,516	$2.94	$3.26
Q1-Q4 2019	28,466	$2.98	28,466	$2.84	$3.14

Natural Gas Basis Swaps

Period	Index	Volume (MMBtu/d)	Weighted Average Differential to Henry Hub ($/MMBtu)
Q1-Q4 2018	Panhandle Eastern Pipe Line	50,000	$(0.29)

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index. Commodity hedge positions are shown as of December 31, 2017.